Exhibit D
                                                                       ---------

                 TRANSLATION OF THE TADIRAN AMENDMENT AGREEMENT

                      [TRANSLATED FROM THE HEBREW ORIGINAL]

                        AMENDMENT TO SHARE TRANSFER DEED
                           AND SHAREHOLDERS' AGREEMENT
             Made and signed in Tel Aviv on the 6th day of July 2005

BETWEEN:ELBIT SYSTEMS LTD. Public Company Number 52-004302-7 of the Advanced Technology Center, Haifa 31053(hereinafter referred to as "Elbit") of the one part AND:KOOR INDUSTRIES LTD. Public Company Number 52-0014143 of 14 Hamelacha Street, Afek Industry Park,Rosh Ha'ayin 48091 (hereinafter referred to as "Koor") of the other part (hereinafter referred to as "the parties") WHEREAS on 27 December 2004 the parties executed a share transfer deed (hereinafter referred to as the "Koor-Elbit Deed" ), pursuant to which it was agreed between the parties, inter alia , that Koor would sell and transfer to Elbit, in two stages, 3,944,276 ordinary shares constituting, on the date of signing the Koor-Elbit Deed, approximately 32% of the issued and paid-up share capital of the Company (as defined in the Koor-Elbit Deed), all subject to and in accordance with the provisions of the Koor-Elbit Deed;

WHEREAS on 30 March 2005 the parties agreed to extend the Stage "A" Completion Deadline (as such term is defined in the Koor-Elbit Deed);

WHEREAS on 18 April 2005 a further protocol was executed between the parties pursuant to which the parties agreed to extend certain deadlines prescribed in the Koor-Elbit Deed (hereinafter referred to as the "Protocol" );

WHEREAS on 18 April 2005 Stage "A" of the Transaction (as such term is defined in the Koor-Elbit Deed) was implemented and Koor sold and transferred the Stage "A" Shares (as such term is defined in the Koor-Elbit Deed) to Elbit;

WHEREAS on 27 December 2004 the parties signed a shareholders' agreement that entered into force on 18 April 2005 (hereinafter referred to as the "Shareholders' Agreement" );

WHEREAS before the implementation of Stage "B" of the Transaction (as such term is defined in the Koor-Elbit Deed prior to this amendment), the parties agree to add an additional stage in the framework of which Koor shall sell and transfer to Elbit 623,115 ordinary shares constituting, on the date of signing this amendment (hereinafter referred to as the "Amendment"), approximately 5% (five percent) of the Company's issued capital, subject to the conditions precedent set forth below, such that there will be a proportionate decrease in the number of ordinary shares Koor will sell and transfer to Elbit in the framework of the last stage (Stage "C") of the transaction, and that the conditions precedent for the closing of Stage "B" and Stage "C" of the transaction will be altered, as set forth below;

WHEREAS the parties agree that Stage "B" of the transaction and Stage "C" of the transaction will be implemented independently and regardless of Stage "B" of the Federmann-Koor Deed (as such term is defined in the Koor-Elbit Deed, prior to the Amendment); WHEREAS the parties wish to amend certain provisions of the Koor-Elbit Deed and the Shareholders' Agreement, as set forth herein;

NOW, THEREFORE, IT IS WARRANTED, PROVIDED AND AGREED BETWEEN THE PARTIES AS
FOLLOWS:

1.       The preamble to this Amendment constitutes an integral part hereof.

2. The terms and definitions adopted in this Amendment shall bear the meanings attributed to them in the Koor-Elbit Deed, after its amendment pursuant hereto, unless expressly stated otherwise.

3.       Each of the parties warrants and undertakes as follows:

3.1 that it is authorized to execute this Amendment and perform its obligations pursuant hereto and that those signing this Amendment on its behalf are legally authorized to bind it, subject to the provisions of clause 3.3 below;

3.2 that there is no impediment at law and/or pursuant to its incorporation and/or pursuant to any court order or instruction and/or any contract and/or consent and/or agreement to which it is a party to its executing this Amendment and performing all its obligations pursuant hereto, except as provided in clause 3.3 below;

3.3 that subject to receiving the approval of Elbit's shareholders' meeting for Elbit's execution of this Amendment, which has not yet been received on the date of signing hereof, it has all the approvals and consents required for the purpose of executing this Amendment.

4. The parties agree to effect all the amendments to the Koor-Elbit Deed, as marked with revision marks on the Koor-Elbit Deed annexed hereto as Appendix "A1" and constituting an integral part hereof. In addition, for the parties' convenience, a clean copy (without revision marks) of the Koor-Elbit Deed, after its amendment pursuant hereto, is annexed hereto as Appendix "A2". It is hereby provided that in the event of any contradiction between the provisions of Appendix "A1" hereto and the provisions of Appendix "A2", only the provisions of Appendix "A1" shall apply to and bind the parties.

5. The parties agree to effect all the amendments in the Shareholders' Agreement, as marked with revision marks on the Shareholders' Agreement annexed hereto as Appendix "B1" and constituting an integral part hereof. In addition, for the parties' convenience, a clean copy (without revision marks) of the Shareholders' Agreement, after its amendment pursuant hereto, is annexed hereto as Appendix "B2". It is hereby expressed that in the event of any contradiction between the provisions of Appendix "B1" hereto and the provisions of Appendix "B2", only the provisions of Appendix "B1" shall apply to and bind the parties.

6. In the event of any contradiction between the provisions of the Koor-Elbit Deed, the provisions of the Shareholders' Agreement and the provisions of the Amendment, the provisions of the Amendment shall prevail, unless expressly stated otherwise, provided that the provisions of the Koor-Elbit Deed and the provisions of the Shareholders' Agreement, that have not been expressly amended in the Amendment and its appendices, shall remain unchanged.

7. The provisions of the Amendment shall enter into force immediately after (1) due approval of a meeting of Elbit's shareholders for Elbit's execution of this Amendment and (2) due approval of Elbit's shareholders' meeting for Elbit's execution of the Elisra Transaction, as defined in the Koor-Elbit Deed (after its amendment). If the approvals of Elbit's shareholders' meeting are not obtained as set forth in (1) and (2) above by 6 September 2005, or if it is not possible to close Stage "B" of the Transaction on the Second Closing Date (as such terms are defined in the Elbit-Koor Deed after its amendment), for any reason, except for an impediment resulting from a breach of the Koor-Elbit Deed, the Amendment shall be null and void, its provisions shall not be valid and neither of the parties shall have any claims or demands against the other, without such derogating from the validity of the provisions of the Koor-Elbit Deed and the provisions of the Shareholders' Agreement, as existing prior to signing the Amendment, and the original provisions of the Koor-Elbit Deed and of the Shareholders' Agreement, prior to the Amendment, shall remain valid.

8. The parties hereto may extend or curtail any deadline specified herein and they may waive the implementation of any of its provisions, on one occasion or on a number of occasions, through written notice signed by two officers of each of Koor and Elbit, without the need for additional approvals, provided that there shall be no extension of the deadline for obtaining the due approval of Elbit's shareholders' meeting for Elbit's execution of the Amendment without a proportionate extension in the date for obtaining the due approval of Elbit's shareholders' meeting for Elbit's execution of the Elisra Transaction (as defined in the Koor-Elbit Deed).

As witness whereof the parties have duly executed this Amendment

(signed)
Koor Industries Ltd.
By: Jonathan Kolber, Danny Biran



(signed) -------------------------------------------
Elbit Systems Ltd.
                                              By: Joseph Ackerman, Joseph Gaspar